Exhibit 10.1

TWB COMPANY, LLC

DEFERRED PROFIT SHARING PLAN AS AMENDED AND RESTATED

Effective as of January 1, 2009

(except where separately stated)

TWB COMPANY, LLC

DEFERRED PROFIT SHARING PLAN AS AMENDED AND RESTATED

Effective as of January 1, 2009

(except where separately stated)

9.3. Limitation on 401(k) Contributions and Matching Contributions for Highly-Compensated Employees; Limitations on 401(k) Contributions	8
9.4 Safe-Harbor Election	9
9.5 Lines of Business	10

10 Retirement Benefits	10
10.1 Retirement	10
10.2 Work Beyond Normal Retirement Date	10

11 Death Benefits	10
11.1 Payment to Beneficiary	10
11.2 Spouse as Beneficiary	11
11.3 Other Beneficiaries	11
11.4. Heart Act Provision	11

12 Disability Benefits	11

13 Termination of Employment	11
13.1 Distribution upon Termination	11

14 Method of Payment	12
14.1 Payments on Account of Retirement, Death, Disability or Termination of Employment	12
14.2 Consent/Cash-Out Provisions	12
14.3 Rights of Inactive Participants	13
14.4 Latest Payment Dates	13
14.5 Eligible Rollover Distributions	14

15 Loans, Withdrawals, In-Service Distributions and Hardship Distributions	16
15.1 Withdrawals from Voluntary Accounts or Qualified Rollover Accounts	16
15.2 Hardship Withdrawals from Accounts	16
15.3 In-Service Distributions After Age 59 1⁄2	17
15.4 In-Service Distributions After Age 70 1⁄2	17
15.5 Loans	17

16 Trustee	18
16.1 Establishment of Trust	18
16.2 Payment of Fees	19

17 Committee	19
17.1 Establishment of Committee	19
17.2 Powers of Committee	19
17.3 Advice and Delegation	19
17.4 Application for Benefits	19

18 Amendments	20

19 Distribution upon Termination	20

20 Creditors of Participants	20

21 Claims Procedure	20
21.1 Filing a Claim for Benefits	20
21.2 Denial of Claim	21
21.3 Remedies Available to Participants or Beneficiaries	21

22 Transfers to Suspended Status	22

23 Miscellaneous	22
23.1 Right to Terminate	22
23.2 Merger, etc.	22
23.3 Named Fiduciaries	22
23.4 Limitation on Reversion of Contributions	22
23.5 Other	23
23.6 Direct Transfers	23
23.7 Uniformed Services Employment and Reemployment Rights Act	23
23.8 Qualified Transportation Fringe Compensation	23
23.9 Mistakes or Misstatements	23

24 Top-Heavy Plan Contingencies	24
24.1 Definitions	24
24.2 Top Heavy Status	24
24.3 Minimum Contributions	25

25 Definitions	26

Appendix A Roth 401(k) Contributions	33

TWB COMPANY, LLC

DEFERRED PROFIT SHARING PLAN AS AMENDED AND RESTATED

The TWB Company Deferred Profit Sharing Plan (“Plan”) was adopted effective January 1, 1996, and has been amended and restated from time to time subsequent to such date. The Plan, now known as the TWB Company, LLC Deferred Profit Sharing Plan, is amended and restated as follows, effective, except where separately stated, as of January 1, 2009 (the “Effective Date”). The Plan is being amended and restated for the Economic Growth & Tax Relief Reconciliation Act of 2001, and other laws, regulations and guidance set forth in IRS Notice 2008-108, with regard to a Cycle D determination letter filing. Notwithstanding the foregoing, to the extent than the Plan is required to be amended with the provisions set forth in Notice 2008-108, the effective date of any such provision shall not be later than the latest date as of which the provision can be effective and enable the Plan to comply with such provisions.

Unless otherwise provided in the Plan to the contrary, the vested interest of a Participant who has terminated employment is determined by the provisions of the Plan in effect on the Participant’s date of termination of employment.

Section 1. Participants.

1.1. Initial Participation. Each Eligible Employee of the Company, except Eligible Employees described in the paragraphs below, shall be treated as an Active Participant for the purpose of being eligible to make 401(k) Contributions [and shall be referred to in this Plan as a “401(k) Participant”] on the first payroll period coinciding with or next following the later of the date (a) he attains age 18; (b) which is 90 days after his Employment Commencement Date; or (c) he becomes an Eligible Employee.

Each Eligible Employee of the Company who is classified as a part-time or seasonal employee shall be treated as an Active Participant for the purpose of being eligible to make 401(k) Contributions (and shall be referred to in this Plan as a “401(k) Participant”) and receive Regular Employer Contributions or Matching Contributions (and shall be referred to in this Plan as an “Active Employer Contribution Participant”) on the first day of the month coinciding with or next following the later of the date (i) he attains age 18; (ii) he has completed one Year of Eligibility Service; or (iii) he becomes an Eligible Employee.

Each Eligible Employee of the Company who is classified as a Highly-Compensated Employee at any time during the Plan Year that includes his Employment Commencement Date as a result of owning or being treated as owning more than 5 % of the Company or an Affiliate shall not be eligible to make 401(k) Contributions and be classified as a 401(k) Participant until the date such individual satisfies the eligibility requirements set forth in the following paragraph regarding Regular Employer Contributions. In addition, if such a Participant earns more than the applicable dollar limit in such person’s initial Plan Year, such Participant shall not be eligible to make 401(k) Contributions in his or her second Plan Year until the date such individual satisfies the eligibility requirements set forth in the following paragraph regarding Regular Employer Contributions.

Each Eligible Employee of the Company who is classified as a full-time employee shall be treated as an Active Employer Contribution Participant for the purpose of receiving Regular Employer Contributions pursuant to Section 8.1 and for the purpose of receiving Matching Contributions pursuant to the Section 8.2 as of the Entry Date coinciding with or next following the date (A) he attains age 18; (B) which is the first day of the month coinciding with or first following the six-month anniversary of his date of hire; and (C) he becomes an Eligible Employee.

1.2. Eligibility Service. A Year of Eligibility Service is defined in Section 25.

1.3. Termination of Participation. An employee who was an Active Participant shall cease to be an Active Participant on the date he retires, dies, becomes totally and permanently disabled, terminates his employment with the Company or otherwise ceases to be an Eligible Employee.

1.4. Rehires. A former employee who was previously an Active Participant and who is rehired by the Company as an Eligible Employee shall become an Active Participant for the purposes of making 401(k) Contributions and being eligible to receive Regular Employer Contributions and Matching Contributions on his date of hire.

Section 2. Employer Contribution.

2.1. Regular Employer Contributions. The Company shall contribute an amount equal to 3 % of an eligible Active Employer Contribution Participant’s Compensation, or such greater or lesser amount as the Company in its discretion shall determine. The Company, subject to the right to terminate or amend this Plan, may also contribute and pay to the Trustee a share of the net profits of the Company. The amount of such share of the profits of the Company to be paid to the Trustee shall be set from time to time by the Company.

Notwithstanding the foregoing, for any Plan Year during which the notification of a safe-harbor plan described in Section 9.4 is provided to affected Participants, the Company shall make an additional contribution if necessary to provide for the minimum allocation set forth in the last paragraph of Section 8.1.

2.2. Allocation of Regular Employer Contributions. Regular Employer Contributions made pursuant to Section 2.1 hereof shall be allocated as provided in Section 8.1 hereof.

2.3. Vesting. All Regular Employer Contributions shall be credited to a Participant’s Regular Employer Contribution Account and (as adjusted by fund increases or decreases pursuant to Section 8) shall be fully vested and nonforfeitable at all times.

Section 3. Section 401(k) Contributions and Matching Contributions.

3.1. 401(k) Contributions. Each 401(k) Participant shall be entitled to make or modify an Enrollment Designation. The Enrollment Designation shall be in such form as determined by the Committee and may provide for the reduction of: (a) a designated amount of the Compensation of the 401(k) Participant; and/or (b) a designated amount of the cash profit sharing or executive bonus payments of the 401(k) Participant and a corresponding contribution to the Plan by the Company as a 401(k) Contribution which will be allocated to the 401(k) Participant’s 401(k) Account. The total amount of the reduction in the Compensation of the 401(k) Participant in any Plan Year may not exceed 90% of the Compensation of a 401(k) Participant. The Committee may place reasonable restrictions on the designated percentage reduction on the amount designated by the 401(k) Participant in order to ensure compliance with such Compensation limitation or other limitations set forth in Section 9 of the Plan.

In lieu of requiring an Eligible Employee to complete an Enrollment Designation, the Committee will elect on behalf of each Eligible Employee who becomes a 401(k) Participant on or after January 1, 2008 or for any Active Participant who has never made a 401(k) Contribution to the Plan as of January 1, 2008, to have 2% of his Compensation contributed to the Plan, and will treat such amounts as 401(k) Contributions made by the Company on behalf of such Eligible Employee. Under this automatic enrollment arrangement, the Plan will provide the Eligible Employee with a notice written in a manner calculated to be understood by an average Eligible Employee for whom the automatic election applies which contains:

(i) an explanation of the automatic enrollment election and amount, the Eligible Employee’s right to change or revoke the election and the procedures and timing requirements for changing or revoking the election; and

(ii) an explanation of how contributions made on the Eligible Employee’s behalf will be invested if the Eligible Employee does not direct his Account.

The notice described above shall be provided to the Eligible Employee prior to the date on which the Eligible Employee’s deferrals will commence under this paragraph, and again to the Eligible Employee (provided the Eligible Employee did not elect to change his deferral percentage) prior to the beginning of each Plan Year.

3.2 Catch-up Contributions. A 401(k) Participant who is prevented from making additional 401(k) Contributions to the Plan for a Plan Year as a result of a Plan limitation regarding the amount of 401(k) Contributions the 401(k) Participant may make for a Plan Year; the limitations imposed by Sections 9.1 or 9.3 of the Plan or any other applicable limitation, and who has or will attain age 50 by the last day of any calendar year may make an additional contribution to the Plan, hereinafter referred to as a “catch-up contribution.”

The amount of a catch-up contribution made by a 401(k) Participant shall not exceed the dollar limitation set forth in Code Section 414(v)(2)(B) [as adjusted in accordance with Code Section 414(v)(2)(C)] or the amounts described in Code Section 414(v)(2)(A)(ii).

Catch-up contributions shall not be subject to the otherwise applicable limitations described in Sections 401(a)(30), 401(k)(3), 404(h), 410(b), 415 or 416 of the Code, or any other applicable limitation for the relevant Plan Year, Limitation Year or calendar year for which such contribution is credited, but shall otherwise be treated as 401(k) Contributions.

The provisions of this subsection shall be applicable on an equivalent basis to all 401(k) Participants in the Plan who are eligible to make catch-up contributions and to similarly situated participants in any other plan sponsored by the Company or an Affiliate that provides for elective deferrals under a “qualified cash or deferred arrangement” [within the meaning of Treasury Regulation 1.401(k)-1(a)(4)].

3.3. Timing of Enrollment Designations. A Participant may make or modify an Enrollment Designation (including an election with regard to profit sharing or bonus payments) at any time, and such Enrollment Designation will generally be effective as of the first day of the first payroll period after its completion and processing. A 401(k) Participant may also terminate an Enrollment Designation at any time, and such designation will generally be effective as of the last day of the payroll period in which the designation was completed. The Committee may establish rules and regulations that provide for the receipt of such Enrollment Designation not later than the date or dates specified by the Committee in order for such election to be processed by the time period set forth in this Section 3.3.

3.4. Allocation and Vesting. All 401(k) Contributions contributed for the benefit of each Participant shall be credited to his or her 401(k) Account and (as adjusted by fund increases or decreases pursuant to Section 8) shall be fully vested and nonforfeitable at all times.

3.5. USERRA. An Eligible Employee whose reemployment rights are protected by the Uniformed Services Employment and Reemployment Rights Act shall, upon his return to active employment with the Company, be permitted to make retroactive 401(k) Contributions (and receive a corresponding Matching Contribution) for his period of Qualified Military Service in accordance with Code Section 414(u).

3.6 Matching Contributions. The Company shall make Matching Contributions (“Matching Contributions”) in accordance with Section 8.2 for the benefit of an Active Employer Contribution Participant who makes 401(k) Contributions. All Matching Contributions contributed for the benefit of each such Participant shall be credited to his Matching Contribution Account and (as adjusted by fund increases or decreases pursuant to Section 8) shall be fully vested and nonforfeitable at all times.

Section 4. After-Tax Contributions by Participants.

4.1. After-Tax Voluntary Contributions. No After-Tax Voluntary Contributions have been permitted nor shall they be permitted for any period after October 1, 1999. All After-Tax Voluntary Accounts shall continue to be maintained for Participants who made After-Tax Voluntary Contributions prior to such time.

4.2. Allocation and Vesting. All amounts contributed by Participants and credited to their After-Tax Voluntary Accounts (as adjusted by fund increases or decreases pursuant to Section 8) shall be fully vested and nonforfeitable at all times.

Section 5. Flex Rollover Contributions.

5.1. Flex Rollovers. As provided by the Flexible Benefit Plan applicable to employees of the Company, a Participant shall have all or a portion of his annual benefit provided in such plan contributed by the Company as a contribution for him under this Plan. All such Flex Rollover Contributions shall be made in accordance with the provisions of the Flexible Benefit Plan and shall be considered Flex Rollover Contributions under this Plan.

5.2. Allocation and Vesting. All Flex Rollover Contributions shall be allocated to the Flex Rollover Account of the appropriate Participant and (as adjusted by the fund increases or decreases pursuant to Section 8) shall be fully vested and nonforfeitable at all times.

Section 6. Qualified Rollovers.

6.1. Rollovers. Subject to the Committee’s reasonable determination that a Qualified Rollover Contribution meets the requirements of Section 402(c) of the Code, an Active Participant may contribute to this Plan, as a Qualified Rollover Contribution, a distribution from an “eligible retirement plan” within the meaning of Code Section 402(c)(8)(b), provided such amounts do not consist of after-tax contributions. Amounts so rolled over will be credited to and maintained in the Participant’s Qualified Rollover Account. Amounts transferred directly from another qualified pension or profit sharing plan pursuant to Section 401(a)(31) of the Code will be treated hereunder as a Qualified Rollover Contribution. The effective date of such transfer shall be as mutually agreed upon by the Committee and the Active Participant. The funds to be transferred to this Plan and its Trust shall be in such form as the Committee may approve.

6.2. Allocation and Vesting. All funds transferred pursuant to this Section 6 shall be allocated to the Qualified Rollover Account of the applicable Participant, shall be referred to as Qualified Rollover Contributions and (as adjusted by increases or decreases in the fund pursuant to Section 8) shall be fully vested and nonforfeitable at all times.

6.3. New Employees. An Eligible Employee who has not yet met the requirements necessary to commence 401(k) Contributions may make a Qualified Rollover Contribution. An Eligible Employee who has made a Qualified Rollover Contribution will be treated as a Participant with respect to his Qualified Rollover Account.

Section 7. Participant’s Accounts.

7.1. Accounts. The Committee shall maintain accounts for each Participant to which the Regular Employer Contributions, 401(k) Contributions, Matching Contributions, After-Tax Voluntary Contributions, Flex Rollover Contributions and Qualified Rollover Contributions made by or for such Participant and such Participant’s share of the earnings and profits of the Trust shall be credited, and to which payments to such Participant and such Participant’s share of the losses and expenses of the Trust shall be charged. The Committee may also maintain other accounts for other purposes as it deems necessary. The total of each Participant’s accounts may be referred to by this document as the Participant’s “Account.” The Committee may keep such records as it may deem advisable.

7.2. Funds. The Committee may arrange to divide the assets of the Trust into separate funds (with participation therein being evidenced by separate accounts) to make it possible for a Participant to direct the investment of his Account in a fund that has an investment objective that best suits his needs and objectives. Participants shall be given the opportunity to designate investments in particular funds. The objective of such funds, the names by which they will be identified and the rules with respect to participation in them, transfers between them and their operation shall be determined by the Committee.

For Plan Years commencing on or after January 1, 2007, the Plan shall permit a Participant or Beneficiary to diversify that portion of his 401(k) Account holding employer securities [within the meaning of Section 407(d)(1) of ERISA] at periodic, reasonable times no less frequently than quarterly and in accordance with Section 401(a)(35) of the Code and applicable guidance thereunder. The Plan shall permit a Participant or Beneficiary to diversify that portion of his Regular Employer Contribution Account [other than 401(k) Contributions] which is invested in employer securities at periodic reasonable times no less frequently than quarterly after such Participant or Beneficiary has been credited with at least three “years of service” [within the meaning of Code Section 411(a)(5)].

7.3. Adjusting Accounts. Appropriate allocations, adjustments, credits and charges to particular accounts shall be made. For example, the adjustments required by this section and Section 8 shall be made for each of such funds and accounts, and a Participant whose Account is transferred from one such fund to another shall have his Account in one charged and his Account in the other credited.

Section 8. Adjustment of a Participant’s Accounts.

8.1. Allocation of Regular Employer Contributions. An Active Employer Contribution Participant shall be eligible to receive a Regular Employer Contribution for a month provided that he is credited with at least 1,000 Hours of Service during the 12-month period ending on the last day of a preceding month. Such Regular Employer Contributions shall be contributed to the Plan’s Trust for each period in which such Participant is paid a salary. Additional Regular Employer Contributions may be allocated to Active Employer Contribution Participants who are employed on the last day of the Plan Year.

In addition, the Plan intends to meet the safe-harbor requirements of Section 401(k)(12)(C) of the Code. As a result, a minimum allocation equal to the difference between (a) the allocation of Regular Employer Contributions made for the benefit of each Active Employer Contribution Participant who has met the eligibility requirements set forth in the preceding paragraph; and (b) 3% of such eligible Active Participant’s Compensation earned during the Plan Year (excluding Compensation earned prior to becoming an Active Employer Contribution Participant) shall be made to the Plan’s Trust. To the extent such minimum allocation is required to be made, the allocation date for such contributions shall be the last day of the Plan Year and such contributions shall be made to the Plan by the Company not later than a reasonable time after such Plan Year end.

8.2. Allocation of Matching Contributions. The Company will match 50 % of a 401(k) Participant’s 401(k) Contributions up to 4% of the 401(k) Participant’s Compensation. 401(k) Contributions in excess of 4% of a 401(k) Participant’s Compensation shall not be matched. For a Plan Year after the Effective Date, the amount of Matching Contributions that may be made by the Company shall be determined at the discretion of the Company. Matching Contributions shall be allocated on a payroll period or other basis as designed by the Committee. Notwithstanding the foregoing, the Committee may elect to “true up” Matching Contributions (i.e., reallocate Matching Contributions on an annual basis).

8.3. Crediting of Other Contributions. After-Tax Voluntary Contributions, Qualified Rollover Contributions, Flex Rollover Contributions and Section 401(k) Contributions made by or for the benefit of the Participant shall be credited to his respective Account as soon as administratively practicable after receipt by the Trustee.

8.4. Valuation of Accounts and Adjustments. Each Participant’s Account shall be valued for earnings and losses as of each day the New York Stock Exchange is open for business. Each Participant’s Account will be adjusted for contributions, withdrawals, Plan expenses and other debits or credits in accordance with procedures established by the Committee.

Section 9. Limitations on Allocations.

9.1. Limitations on Annual Additions. Annual Additions to each Participant’s Account shall not exceed the lesser of (a) the amount determined by reference to Code Section 415(c)(1)(A) as adjusted by Code Section 415(d); or (b) 100% of the Participant’s compensation for the Limitation Year. For purposes of this section, “compensation” shall have the meaning as set forth in Treasury Regulation Section 1.415-2(d)(11)(i) and, for Limitation Years commencing on and after January 1, 1998, shall include “elective deferrals,” as such term is defined by Section 402(g)(3) of the Code, and amounts contributed or deferred at the election of the Participant by the Company that are not includable in the gross income of such Participant by reason of Section 125, or Section 457 of the Code, or effective on and after January 1, 2001 – Section 132(f)(4) of the Code. For the purpose of this Section 9.1, compensation shall not include contributions to a Participant’s Account for medical benefits [within the meaning of Section 401(h) or Section 419A(f)(2) of the Code] after the Participant’s separation from service, notwithstanding the fact that such contributions may otherwise be treated as Annual Additions.

Except as provided below, the following amounts otherwise meeting the definition of compensation in accordance with this section may only be treated as compensation if such amounts are paid by the later of 2 1⁄2 months after an Active Participant’s “severance from employment” [within the meaning of Treasury Regulation 1.415(a)-1(f)(5)] from the Company and an Affiliate or the end of the Limitation Year that includes the date of severance from employment from the Company and Affiliate:

(i)

regular payments received by the Participant after severance from employment if: (A) the payments are regular compensation for services during the Participant’s regular working hours, or compensation for services outside the Participant’s regular working hours (such as overtime or shift differential), commissions, bonuses or other similar payments; and (B) the payments would have been paid to the Participant prior to severance from employment if the Participant had continued in employment with the Company.

(ii)

payment for unused accrued bona fide sick, vacation or other leave received after severance from employment, but only if the Participant would have been able to use the leave if employment continued and such amounts would have been included in the definition of compensation if the amounts were paid prior the Participant’s severance from employment.

Notwithstanding the foregoing, compensation shall include, regardless of whether paid within the time period specified above, payments to an individual who does not currently perform services for the Company by reason of Qualified Military Service to the extent the payments do not exceed the amounts the individual would have received if the individual had continued to perform services for the Company rather than entering into Qualified Military Service.

Notwithstanding the foregoing, compensation shall not include the following amounts: (I) amounts paid to a Participant who is permanently and totally disabled [as defined in Code Section 22(e)(3)]; (II) amounts that are treated as severance pay or parachute payments [within the meaning of Code Section 280G(b)(2)] if paid after severance from employment; or (III) payments under a nonqualified unfunded deferred compensation plan which are paid after severance from employment.

For Limitation Years beginning on or after July 1, 2007, compensation shall be subject to the dollar limitation set forth in Code Section 401(a)(17)(A), as adjusted by 401(a)(17)(B).

If a Plan is terminated effective as of a date other than the last day of the Plan’s Limitation Year, the Plan is treated for purposes of this section as if the Plan was amended to change its Limitation Year. As a result of this deemed amendment, the Code Section 415(c)(1)(A) dollar limit must be prorated under the short Limitation Year rules.

The Plan shall incorporate by reference the provisions of Section 415 of the Code and final regulations thereunder to the extent not set forth above.

9.2. Corrective Adjustments. If excess Annual Additions are the result of Annual Additions to more than one plan of the Company or an Affiliate, the excess Annual Additions shall be first taken from this Plan. Notwithstanding Section 9.1, excess Annual Additions shall be corrected in the manner permitted by the Internal Revenue Service in accordance with its Employee Plans Compliance Resolution System, as set forth in Rev. Proc. 2008-50, or other successor guidance.

9.3. Limitation on 401(k) Contributions and Matching Contributions for Highly-Compensated Employees; Limitations on 401(k) Contributions.

(a) For each calendar year, the 401(k) Contributions made by a Participant, excluding (i) amounts treated as excess Annual Additions pursuant to Section 9.2 of the Plan; and (ii) catch-up contributions deferred by a Participant in accordance with Section 414(v) of the Code, shall not exceed the limitation set forth in Section 402(g)(1) of the Code, as adjusted by Section 402(g)(4) of the Code. If a Participant’s 401(k) Contributions, combined with elective deferrals to other plans, exceed such limit, the Participant may assign to the Plan any portion of the excess (the “excess deferrals”) by notifying the Committee in writing of such excess deferrals by March 31 of the following year. No notice is required for any excess deferrals that arise solely from 401(k) Contributions to this Plan and elective deferrals to other plans sponsored by the Company and its Affiliates. Any excess deferrals, and income allocable to such excess deferrals, shall be distributed to the Participant no later than the April 15 of the following year. For this purpose, income allocable to the excess deferrals shall be income for the year during which the excess deferrals were made. Income shall be calculated under one of the methods set forth in Treasury Regulation 1.402(g)-1(e)(5)(ii) or (iii). Notwithstanding the foregoing, commencing on and after January 1, 2006, gain or loss shall include the allocable gain or loss for the period between the end of the taxable year and the date of distribution to the Participant to the extent that the Participant would have otherwise received the gain or loss for such period if the Participant’s entire Account were distributed. Effective on and after January 1, 2008, gain and loss for the period after the end of the taxable year shall not be counted.

(b) The Plan shall comply with and hereby incorporates by reference the provisions of Code Sections 401(k)(3) and 401(m)(2), and Treasury regulations 1.401(k)-2 and 1.401(m)-2, which shall be applicable to all 401(k) Participants who have not met the requirements to become Active Employer Contribution Participants. The Plan shall comply with the preceding Code Sections and regulations by: (i) using the current year testing method in determining a 401(k) Participant’s actual deferral and actual contribution percentages; and (ii) by calculating each 401(k) Participant’s actual deferral and actual contribution percentages by using the 401(k) Participant’s Compensation for the portion of the Plan Year in which such person was an Active Participant. Notwithstanding the foregoing, the Plan shall first recharacterize excess contributions to be distributed to a Highly-Compensated Employee as catch-up contributions made by such Highly-Compensated Employee to the Plan, and shall treat such excess contributions so recharacterized as being distributed in accordance with this subsection, to the extent the amounts so recharacterized do not exceed the applicable limitations on catch-up contributions set forth in Section 414(v) of the Code.

9.4. Safe-Harbor Election. The Plan elects to meet the safe-harbor requirements of Sections 401(k)(12) and 401(m)(11) of the Code for a Plan Year for all Participants after such persons have become Active Employer Contribution Participants. As a result, the provisions relating to the deferral percentage test and matching contribution percentage test set forth in Sections 401(k)(3) and 401(m)(2) of the Code shall not be applicable. As a result of the safe-harbor election:

(a) Regular Employer Contributions set forth in Section 2 will be made in an amount that, for the Plan Year, will comply with the safe-harbor provisions set forth in Code Section 401(k)(12)(C) for the Plan Year, and such contributions shall be subject to the provisions of Code Section 401(k)(12)(E). Matching Contributions shall meet the requirements of Code Section 401(m)(11); and

(b) the Company will notify each of its Active Employer Contribution Participants who are eligible to make 401(k) Contributions for the Plan Year, within a reasonable time prior to the beginning of each Plan Year (or for an individual who became a Participant after the beginning of the Plan Year, within a reasonable time prior to the date such individual became a Participant), of such Participants’ rights and obligations under the Plan. Such notice must be written in a manner calculated to be understood by the average Participant and will include a description of:

(i)	the amount of Regular Employer Contributions that will be made on behalf of the Participant;

(ii)	the type and amount of Compensation that may be deferred by a Participant;

(iii)	how to make an Enrollment Designation;

(iv)	the periods available for making Enrollment Designations;

(v)	the withdrawal and vesting provisions applicable to contributions under the Plan; and

(vi)	how to obtain additional information about the Plan and from whom Active Employees can obtain such information.

(c) In accordance with Code Section 410(b)(4)(B), the Plan shall be disaggregated into separate plans whereby deferral and contribution percentages are performed separately for all 401(k) Participants who have not completed the minimum age and service requirements required of Active Employer Contribution Participants.

9.5. Lines of Business. The testing required under Section 410(b) of the Code shall be done on the basis of employees in each of the “lines of business” established for the applicable Plan Year by the Committee and shall not be done by aggregating all employees of all employers that are Affiliates unless otherwise determined by the Committee for such Plan Year.

Section 10. Retirement Benefits.

10.1. Retirement. Upon an Active Participant’s retirement from the employ of the Company and all Related Employers on or after either (a) his Normal Retirement Date; or (b) on the date his age and number of Continuous Years of Service equal 65, and has attained age 55 with 5 Continuous Years of Service, he shall be entitled to receive the entire balance of his Account. Payment of the Participant’s Account shall be made as provided in Section 14 hereof.

10.2. Work Beyond Normal Retirement Date. If an Active Participant continues to work beyond his Normal Retirement Date, he shall continue as an Active Participant in the Plan, provided that he continues to meet all the eligibility requirements.

Section 11. Death Benefits.

11.1. Payment to Beneficiary. After the death of an Active Participant prior to his termination of employment from the Company and all Affiliates, his Beneficiary will be entitled to receive, upon application for benefits, the entire balance in his Account.

11.2. Spouse as Beneficiary. The Beneficiary of a married Participant shall be his spouse unless (a) the Participant’s spouse has consented to the Participant’s designation of a different Beneficiary; (b) such designation has been made; and (c) the Beneficiary is then living. For the spouse’s consent to a beneficiary designation to be valid, it must be (i) in writing identifying the effect of such Beneficiary designation; (ii) signed by both the Participant and his spouse; and (iii) witnessed by a notary public (or an appropriate representative of the Committee). The Participant’s spouse’s signature and consent is not required if the Participant establishes to the satisfaction of the Committee that there is no spouse or that the spouse cannot be located.

11.3. Other Beneficiaries. Any Participant who is not married, and any married Participant who has filed a valid spouse’s consent, may designate by a writing filed with the Committee one or more persons to be his Beneficiary under the Plan. Contingent Beneficiaries may also be named. In the event the Participant has no surviving spouse and has not designated a Beneficiary, his estate shall be deemed to be his Beneficiary. If a Beneficiary dies after the Participant but prior to the receipt of his benefit under this Plan, the Beneficiary’s estate will receive the amount payable to the Beneficiary. No payment shall be made to any incompetent person (through minority or otherwise) until the Committee has been furnished evidence satisfactory to it of the person to whom such a payment shall be made and his right to receive the same. Until appropriate evidence is furnished, all amounts so payable shall be held for the person or persons entitled to receive them in a separate account. The Committee may, in its discretion, limit the number of Beneficiaries that may be designated by a Participant. Payments of such amount shall be made as provided in Section 14 hereof.

11.4. Heart Act Provision. Effective for deaths occurring on or after January 1, 2007, if a Participant dies while performing Qualified Military Service, the survivors of the participant are entitled to any additional benefits (other than benefit accruals) relating to the period of Qualified Military Service provided under the Plan as if the Participant had resumed employment and then died.

Section 12. Disability Benefits.

If a Participant becomes so totally and permanently disabled as established by a licensed physician selected by the Committee, after application for benefits, that he is not able to perform his job or any job for the Company for which he is reasonably suited as a result of his education, training and experience, such Participant shall be entitled to receive, as a disability benefit, the entire balance of his Account. This provision shall be consistently and uniformly applied in a nondiscriminatory manner. Payment of such amount shall be made as provided in Section 14 hereof.

Section 13. Termination of Employment.

13.1. Distribution upon Termination. If a Participant incurs a severance from employment of the Company and all Related Employers for any reason other than retirement, death or disability in accordance with Sections 10, 11 and 12 hereof, he shall be entitled to the entire value of his Account. The term “severance from employment” in the preceding sentence and where used in the Plan shall be interpreted in accordance with Code Section 401(a)(2)(B)(i)(I) and applicable authority thereunder. This section shall not apply to Participant who has severed their employment from the Company and all Related Employers prior to January 1, 2002. Payment of such amounts shall be made as provided in Section 14 hereof.

Section 14. Method of Payment.

14.1. Payments on Account of Retirement, Death, Disability or Termination of Employment. At the time a Participant requests to receive any amount from the Plan because of his retirement, termination of employment, or disability or at the time a Beneficiary requests to receive any amount because of the Participant’s death, the Trustee, acting in accordance with the written instructions of the Committee, shall make payment from the Trust to such individual or individuals in the form of a lump sum. A Participant or Beneficiary shall be eligible to receive a distribution pursuant to this section as soon as administratively practicable after the Participant or Beneficiary is eligible; except that if a contribution is still to be made for his benefit, the Committee may delay such payment until after the date on which such contribution is credited.

14.2. Consent/Cash-Out Provisions. Subject to Section 14.4, no distributions from the Plan shall be made to a Participant who has not attained age 65 and whose Account is greater than $5,000 (excluding the Participant’s Qualified Rollover Account) without the consent of such Participant.

A Participant’s election to receive a distribution from the Plan pursuant to this Section 14 will not be valid unless (a) the Participant has received a general description of the material features and the relative values of the forms of benefits (hereinafter referred to as “description”) under the Plan; and (b) the Participant has been informed that he has the right to postpone any distribution until he has attained age 65. The Participant will be provided with such description not less than 30 days and not more than 180 days prior to the date his benefits are scheduled to commence, provided that a distribution may be made to the Participant prior to such 30-day period, provided the Participant has been informed that he has a right to a period of at least 30 days after receiving the description to consider the decision of whether to elect a distribution from this Plan and the Participant, after receiving such information, affirmatively elects a distribution prior to such 30-day period. This subsection shall be effective for distributions occurring on and after January 1, 1997. A Participant who is eligible for a distribution from the Plan prior to his Normal Retirement Age shall be informed of his right to defer a distribution from the Plan and the consequences of the failure to do so. The period for considering the notice described in this subsection or the notice considering a Participant’s right to make a rollover distribution, as further set forth in Section 14.5, shall be 180 days.

If the Account of an Inactive Participant or Beneficiary does not exceed $5,000 as of the date of distribution, such Account may be distributed, in accordance with uniform procedures established by the Committee, to such Inactive Participant or Beneficiary in the form of a lump sum as soon as is administratively practicable after the termination of employment of the Participant or Beneficiary without his consent. In addition, effective for distributions from the Plan on or after March 28, 2005, if the value of a terminated Participant’s Account is more than $1,000 but not more than $5,000, such Participant shall be provided with a written notice informing the Participant that if he or she does not either (i) elect to receive a cash payment from the Plan of his or her entire Account; or (ii) elect to roll over his or her entire Account in accordance with Section 14.5 of the Plan, then the value of the terminated Participant’s entire Account will be rolled over into an Individual Retirement Account selected by the Company. The Company shall select the Individual Retirement Account to which the rollover will be made and shall transfer the affected Participant’s Account to the Individual Retirement Account in accordance with Employee Benefits Security Administration Regulation 2550.404a-2 and applicable guidance thereunder.

Notwithstanding the foregoing in this Section 14.2, effective for distributions on and after January 1, 2010 (a) the automatic rollover provisions of the preceding paragraph shall not apply; and (b) the cash-out amount set forth in this Section 14.2 shall be reduced to not more than $1,000.

14.3. Rights of Inactive Participants. For so long as an Inactive Participant’s Account remains as an asset of the Plan, he shall be permitted to exercise in respect to his Account all of the investment alternatives afforded by the Plan, change his Beneficiary designations and receive copies of any and all notifications, announcements government filings or Plan amendments which are distributed or required to be distributed to him.

14.4. Latest Payment Dates.

(a) Subject to subsection (b) below, unless the Participant elects to defer a distribution from the Plan, the payment of the Participant’s Account will begin not later than 60 days after the end of the Plan Year in which the latest of the following occurs: (i) the Participant attains his Normal Retirement Age; (ii) the tenth anniversary of the year in which the Participant commenced participation in the Plan; or (iii) the Participant terminates service with the Company; provided however, that if the amount of the distribution required to commence on the date determined under this section cannot be ascertained by such date, or if it is not possible to make such payment on such date because the Committee has been unable to locate the Participant or his Beneficiary after making reasonable efforts to do so, a payment retroactive to such date may be made not later than 60 days after the earliest date on which the amount of such payment can be ascertained or the date on which the Participant or Beneficiary is located. A Participant who does not elect to receive a distribution from the Plan will be deemed to elect to defer the distribution.

(b) In no event will the Account of a Participant be distributed, or commence to be distributed, later than a Participant’s required beginning date. The “required beginning date” will mean, for a Participant who is not a 5% Owner, the April 1 of the calendar year following the later of: (i) the calendar year in which the Participant attains age 70 1⁄2; or (ii) the calendar year in which the Participant retires. The required beginning date of a Participant who is a 5% Owner will mean the April 1 of the calendar year following the calendar year in which the Participant attains age 70 1⁄2. Distributions will be made over the life of the Participant or over the life expectancy of the Participant and his designated beneficiary (or over a period not greater than the life expectancy of the Participant and his designated beneficiary) and in accordance with the required minimum distribution provisions of Section 401(a)(9) of the Code [including the incidental distribution requirements of Code Section 401(a)(9)(G)] and the regulations under Section 401(a)(9) of the Code, including Treasury Regulations 1.401(a)(9)-2 through 9, which shall be incorporated by reference. The provisions of this Section 14.4(b) shall override any distribution options in the Plan inconsistent with this Section 14.4(b).

If a Participant dies before distribution of the Participant ’s interest has commenced on his required beginning date, the Participant’s entire interest shall be distributed by the December 31 coinciding with or next following the fifth anniversary of the Participant’s death, provided that if the Participant has designated a beneficiary to receive a part or all of the Participant’s interest and if payment to the designated beneficiary commences not later than by the December 31 coinciding with or next following the first anniversary of the Participant’s death, the portion payable to such designated beneficiary may be paid over a period which does not exceed the designated beneficiary’s life expectancy. In the event the Participant’s designated beneficiary is the Participant’s spouse, payment to the spouse need not commence earlier than the date on which the Participant would have reached seventy and a half (70 1⁄2). If a deceased Participant’s designated beneficiary is the Participant’s spouse and the spouse dies before payments commence, the Participant’s entire interest shall be distributed by applying the rules of this subsection as though the deceased spouse were the Participant.

If a Participant dies after the distribution of the Participant’s interest has commenced, the remaining portion of such interest shall be distributed at least as rapidly as under the distribution method being used as of the date of the Participant’s death, in accordance Code Section 401(a)(9)(b)(i) and applicable regulations thereunder.

(c) For the purpose of this Section 14.4, “5% Owner” shall have the meaning set forth in Code Section 416.

14.5. Eligible Rollover Distributions.

(a) Notwithstanding any provision of the Plan to the contrary that would otherwise limit a distributee’s election under the Plan, a distributee may elect, at the time and in the manner prescribed by the Committee, to have any portion of an eligible rollover distribution paid directly to an eligible retirement plan specified by the distributee in a direct rollover.

(b) The following definitions will apply for purposes of this section:

(i)

Eligible rollover distribution: An eligible rollover distribution is any distribution of all or any portion of the Account of the distributee, except that an eligible rollover distribution does not include: (A) any distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the distributee or the joint lives (or joint life expectancies) of the distributee and the distributee’s designated Beneficiary; (B) any distribution that is for a specified period of ten years or more; (C) any distribution to the extent such distribution is required under Code Section 401(a)(9); (D) the portion of any distribution that is not includable in gross income (determined without regard to the exclusion for net unrealized appreciation with respect to employer securities); (E) a distribution made to a Participant in accordance with the hardship rules set forth in Treasury Regulation 1.401(k)-1(d)(2)(ii), to the extent that such distribution is otherwise permitted by the Plan; (F) at the election of the Committee, any other distribution if such distribution and all other distributions during the year are reasonably expected to total less than $200; (G) other miscellaneous distributions prohibited by a provision of the Code or regulations thereunder. Amounts consisting of after-tax contributions, if any, distributed from a Participant’s Account that are excludable from the Participant’s gross income for Federal income tax purposes will also be treated as an eligible rollover distribution. Such amounts may only be transferred to an individual retirement account or annuity described in Sections 408(a) or (b) of the Code, or to a qualified defined contribution plan described in Section 401(a) or 403(a) of the Code, provided that such account or plan agrees to separately account for the amounts transferred, including separately accounting for the portion of such distribution that is includible in gross income.

(ii)

Eligible retirement plan: An eligible retirement plan is an individual retirement account described in Code Section 408(a), an individual retirement annuity described in Code Section 408(b), an annuity plan described in Code Section 403(a) or a qualified trust described in Code Section 401(a) that accepts the distributee’s eligible rollover distribution. An eligible retirement plan shall also mean an annuity contract described in Code Section 403(b) and an eligible plan under Code Section 457(b) which is maintained by a state, political subdivision of a state, or any agency or instrumentality of a sate or political subdivision of a state and which agrees to separately account for amounts transferred into such plan from this Plan. The definition of eligible retirement plan shall also apply in the case of a distribution to a surviving spouse, or to a spouse or former spouse who is the alternate payee under a qualified domestic relations order, as defined in Code Section 414(p). Effective on and after January 1, 2008, an eligible retirement plan shall also mean a Roth IRA, provided the distributee could have otherwise rolled over a traditional IRA to the Roth IRA during such taxable year or the Participant rolls over a Roth 401(k) Contribution Account to the Roth IRA. Effective on and after January 1, 2007, with regard to a rollover from a non-spouse Beneficiary who is a “designated beneficiary” [as defined by Treasury Regulation 1.401(a)(9)-4], an eligible retirement plan shall mean an inherited individual retirement account or annuity.

(iii)

Distributee: A distributee includes an employee or former employee. In addition, the spouse or surviving spouse of an employee or former employee is a distributee with regard to the interest of the spouse or surviving spouse. A non-spouse Beneficiary who is a “designated beneficiary” [as defined by Treasury Regulation 1.401(a)(9)-4] is a distributee with regard to the interest of such person.

(iv)	Direct Rollover: A direct rollover is a payment by the Plan to the eligible retirement plan specified by the distributee.

Section 15. Loans, Withdrawals, In-Service Distributions and Hardship Distributions.

15.1. Withdrawals from Voluntary Accounts or Qualified Rollover Accounts. Each Participant may, at any time, withdraw from his After-Tax Voluntary Account or his Qualified Rollover Account the total amount contributed by him less any amounts previously withdrawn by him or paid to him from said Account, and adjusted by any investment gains and losses on such Account. However, the Committee may adopt reasonable, nondiscriminatory rules to restrict or limit such withdrawals.

15.2. Hardship Withdrawals from Accounts. Upon the application of an Active Participant in the event of a financial hardship resulting from the immediate and heavy financial needs of such Active Participant, the Committee shall permit the Active Participant to withdraw any or all of the amounts in his 401(k) Account [excluding income on Section 401(k) Contributions made after December 31, 1988] or his Flex Rollover Account in the form of a lump sum, provided that any amount distributed from the 401(k) Account or the Flex Rollover Account shall not exceed the amount required to meet the immediate financial need created by the hardship (including amounts necessary to pay federal, state or local income taxes or penalties reasonably anticipated to result from the distribution) and not reasonably available from other resources of the Participant. Further, any hardship withdrawals from a 401(k) Account may be made only if permitted under the rules established under the Code for such hardship withdrawals. The Committee shall make a determination of financial hardship and the amount required for such distribution in accordance with uniform and nondiscriminatory standards which may be based upon standards set in the Code for 401(k) Account hardship distributions or such other standards as the Committee deems appropriate. Such standards may require a Participant to apply for and, if eligible, receive a loan from the Plan prior to receiving a hardship distribution and may require the Committee to suspend a Participant’s right to make a Section 401(k) Contribution for a period of 6 months after the date the hardship withdrawal was received.

All IRS approved hardship events shall be available to Participants, including:

(a)

expenses for or necessary to obtain medical care that would be deductible under Section 213(d) of the Code (without regard to whether the expenses exceed the 7.5% adjusted gross income limitation) for the Participant or the Participant’s spouse or dependents;

(b)	costs directly related to the purchase (excluding mortgage payments) of a principal residence of the Participant;

(c)

the payment of tuition, related educational fees and room and board expenses for the next 12 months of postsecondary education for the Participant or the Participant’s Spouse, children or dependents (as defined in Code Section 152 and without regard to Code Sections 152(b)(1), (b)(2) and (d)(1)(B);

(d)	the prevention of the eviction of the Participant from his or her principal residence or the foreclosure on the mortgage of the Participant’s principal residence; and

(e)

effective for Plan Years commencing on and after January 1, 2006, payment of burial or funeral expenses for the Participant’s deceased parents, spouse, children or dependents [as defined in Code Section 152 and without regard to Code Section 152 (d)(1)(B)].

15.3. In-Service Distributions After Age 59 1⁄2. Any Participant who has attained age 59 1⁄2 may elect at any time to withdraw all or any portion of his After-Tax Voluntary Account, his Flex Rollover Account, his Qualified Rollover Account, Matching Contribution Account or his 401(k) Account in the form of a lump sum. The Committee may adopt reasonable, nondiscriminatory rules to restrict or limit such withdrawals.

15.4. In-Service Distributions After Age 70 1⁄2. Unless otherwise required to be distributed pursuant to Section 14.4(b) of the Plan, a Participant who attains age 70 1⁄2 may, at any time, withdraw all or any portion of his After-Tax Voluntary Account, his Flex Rollover Account, his Qualified Rollover Account, Regular Employer Contribution Account, Matching Contribution Account or his 401(k) Account in the form of a lump sum or in the form of installments.

15.5. Loans.

(a) Permissibility of Loans. Effective on and after April 1, 2000, a Participant may borrow funds from his After-Tax Voluntary Account, his Flex Rollover Account, his Qualified Rollover Account or his 401(k) Account pursuant to a loan program established by the fiduciary responsible for the investment of Plan assets and administered by the Committee. Any loan granted under such program will be deemed an investment of the Account of the Participant to whom the loan is made. All loans to Participants from the Plan must comply with the provisions of paragraphs (b) and (c) of this subsection.

(b) Code Section 72(p) Limitations. No loan to any Participant can be made to the extent that such loan when added to the outstanding balance of all other loans to the Participant would exceed the lesser of (i) $50,000 reduced by the excess (if any) of the highest outstanding balance of loans during the one-year period ending on the day before the loan is made, over the outstanding balance of loans from the Plan on the date the loan is made; or (ii) one-half the present value of the vested Account of the Participant. For the purpose of the above limitation, all loans from all plans of the Company and other members of a group of employers described in Code Sections 414(b), 414(c), 414(m) and 414(o) are aggregated. Furthermore, any loan will by its terms require that repayment (principal and interest) be amortized in level payments, not less frequently than quarterly, over a period not extending beyond five years from the date of the loan, unless such loan is used to acquire a dwelling unit which, within a reasonable time (determined at the time the loan is made), will be used as the principal residence of the Participant. An assignment or pledge of any portion of the Participant’s interest in the Plan and a loan, pledge or assignment with respect to any insurance contract purchased under the Plan will be treated as a loan under this section.

(c) Additional Requirements. All loans made under this Plan will, in accordance with Code Section 4975(d)(1), comply with the following requirements:

(i)	Loans will be made available to Participants or Beneficiaries on a reasonably equivalent basis.

(ii)	Loans will not be made available to “highly-compensated employees” [within the meaning of Code Section 414(q)] in an amount proportionally greater than the amount made available to other Participants.

(iii)	Each Participant will apply for a loan in accordance with procedures approved by the Committee.

(iv)	Loans shall be made in accordance with criteria approved by the Committee.

(v)

Loans will be adequately secured and bear a reasonable interest rate. For this purpose, a Participant’s vested Account will constitute sufficient collateral for a loan, provided that at no time may more than 50% of such vested Account be used as security for all outstanding loans made to the Participant under the Plan, determined immediately after the most recent loan is extended. A reasonable interest rate will be determined for each loan by the Committee based upon prevailing interest rates for similar loans in the surrounding business community in which the Plan is administered.

(vi)

Default on a loan will exist upon the occurrence of any event enumerated as a default in the promissory note or security agreement executed by the Participant or Beneficiary. In the event of default, foreclosure on the note and attachment of the portion of the Account provided as security will occur upon a distributable event under the Plan.

Section 16. Trustee.

16.1. Establishment of Trust. The Company shall continue to maintain a Trust Agreement with a qualified person or entity providing for the administration of the Trust by the Trustee. The Trust Agreement entered into shall be deemed to form a part of this Plan, and any and all rights or benefits which may accrue to any person under this Plan shall be subject to all of the terms and provisions of the Trust Agreement.

16.2. Payment of Fees. The Trustee’s fees, investment advisory fees and other expenses of the Trust shall be paid out of the Trust, except for such fees and expenses which the Company elects to pay.

Section 17. Committee.

17.1. Establishment of Committee. The Plan shall be administered by a Committee composed of one or more members who shall be appointed by and shall serve at the pleasure of the Company. The Committee may act by a majority vote and shall select a chairman and a secretary. The secretary shall keep a record of proceedings of the Committee. Any direction to the Trustee or certification signed by the chairman or by the secretary shall be deemed to be the action of the Committee.

17.2. Powers of Committee. The Committee shall supervise the maintenance of such accounts and records as shall be necessary or desirable to show the contributions of the Company, contributions of the Participants, allocation to Participants’ Accounts, payments from Participants’ Accounts, valuations of the Trust Fund and all other transactions pertinent to the Plan. The Committee is authorized to perform functions necessary to administer the Plan, including, without limitation, to determine the eligibility and qualification of employees under the Plan, the allocation and vesting of contributions, earnings and losses of the Plan; to interpret and construe the Plan; to decide questions arising out of the administration and operation of the Plan, including determining who is the Beneficiary of a Participant’s Account; to adopt rules, regulations and procedures consistent therewith and to decide all disputes with respect to the rights and obligations of Participants or Beneficiaries in the Plan; and if the Trust Agreement permits, the Committee may direct the Trustee with respect to investment of the assets of the Trust or may employ investment counsel to do so. The Committee shall also have such other authority as provided elsewhere in this Plan or the Trust Agreement. The Committee will have absolute discretion in exercising its powers and carrying out its duties under the Plan.

17.3. Advice and Delegation. The Committee may employ one or more persons to render advice with regard to any responsibilities it has under the Plan and may designate others to carry out any of its responsibilities.

17.4. Application for Benefits. The Committee may, at its discretion, permit a Participant or Beneficiary to apply for benefits due such individual as a result of his participation in the Plan in writing, over the phone, through the Internet or through the use of any electronic means permitted by the Internal Revenue Service and Department of Labor and to receive all information necessary to complete such application in a similar manner. The Committee may limit the method used by the Participant or Beneficiary to apply for benefits to one or more of the methods described in this section. Notwithstanding the foregoing, a hardship distribution application pursuant to Section 15.2 shall only be made in writing.

Section 18. Amendments.

The Company, by its Board of Directors or its designee, shall have the right at any time by an instrument in writing to modify, alter, amend or terminate this Plan in whole or in part; provided, however, that no such change shall in any way affect the vested rights of the employees under this Plan. Except as permitted by Code Section 411(d)(6) and applicable regulations thereunder, no amendment to the Plan will decrease the balance of a Participant’s Account or eliminate any optional form of distributions with respect to benefits attributable to service before the amendment. The rules for this section shall also apply to a Plan amendment relating to accruals that otherwise place greater restrictions or conditions on a Participant’s right to Code Section 411(d)(6) protected benefits already accrued, even if the amendment merely adds a restriction or condition that is permitted under the vesting rules set forth in Sections 411(a)(3) through (11) of the Code.

Section 19. Distribution upon Termination.

When and if this Plan is terminated, or upon dissolution or liquidation of the Company, after the payment of all expenses and after all adjustments of Participants’ Accounts to reflect such expenses, fund profits or losses, income and allocations to date of termination, each Participant shall be entitled to receive the entire balance of his Account. The Committee may, in its discretion, make payment of such amount in cash or in assets of the Trust. Notwithstanding the foregoing, a Participant’s 401(k) Account may not be distributed as a result of the termination of the Plan to the extent the Company, during the 24-month period beginning 12 months prior to the date of termination, maintains an “alternative defined contribution” [as defined in Treasury Regulation 1.401(k)-1(d)(4) or other applicable guidance]. The preceding sentence shall not prevent a Participant from electing to transfer his Account to another plan of the Company in a direct transfer that complies with Code Section 411(d)(6)(D).

Section 20. Creditors of Participants.

Except as provided in Code Section 401(a)(13), assignment, pledge or encumbrance of any character of the benefits under the Plan is not permitted or recognized under any circumstances; and such benefits shall not be subject to claims of creditors, execution, attachment, garnishment or any other legal process. This provision shall not prevent the payment or assignment of all or a portion of a Participant’s Account (a) pursuant to a qualified domestic relations order [as defined in Section 414(p) of the Code]; and the Committee shall adopt procedures for determining whether a domestic relations order is qualified and for payment of Accounts pursuant to such orders; or (b) in payment of a federal tax lien if required by law. A qualified domestic relations order may provide for an immediate distribution to the “alternate payee” [as defined in Code Section 414(p)(8)] named therein as soon as is administratively practicable after the determination by the Plan Administrator that the order constitutes a qualified domestic relations order, notwithstanding the fact the distribution is made to such alternate payee prior to the date the Participant attains his “earliest retirement age,” as such term is defined in Code Section 414(p).

Section 21. Claims Procedure.

21.1. Filing a Claim for Benefits. A Participant or Beneficiary, or a person acting on behalf of such Participant or Beneficiary, shall make an application for benefits under the Plan. Such request shall be made in the manner permitted by the Committee and shall set forth the basis of such claim and shall also authorize the Committee or its designee to conduct such examinations as may be necessary for the Committee or its designee to determine, in its discretion, the validity of the claim and to take such steps as may be necessary to facilitate the payment of benefits to which the Participant or Beneficiary may be entitled under the terms of the Plan.

A decision by the Committee or its designee shall be made promptly and not later than 90 days after the Committee’s receipt of the claim for benefits under the Plan, unless special circumstances require an extension of the time for processing; in which case, a decision shall be rendered as soon as possible, but not later than 180 days after the initial receipt of the claim for benefits. If the Participant or Beneficiary does not receive an answer within the time set forth above, he may deem the claim denied and proceed to the review procedures set forth below.

21.2. Denial of Claim. Whenever a claim for benefits by any Participant or Beneficiary has been denied by the Committee or its designee, in whole or in part, a written notice prepared in a manner calculated to be understood by the Participant or Beneficiary must be provided setting forth:

(a) the specific reasons for the denial;

(b) the specific reference to the pertinent Plan provisions on which the denial is based;

(c) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and

(d) an explanation of the Plan’s claims review procedure.

21.3. Remedies Available to Participants or Beneficiaries. Upon denial of his claim by the Committee, a Participant or Beneficiary:

(a) may request a review by a named fiduciary, which may or may not be the Committee, upon written application to the Plan;

(b) may review pertinent Plan documents; and

(c) may submit issues and comments in writing to a named fiduciary.

A Participant or Beneficiary shall have 60 days after receipt by the claimant of written notification of a denial of a claim to request a review of a denied claim.

A decision by a named fiduciary shall be made promptly and not later than 60 days after the named fiduciary’s receipt of a request for review, unless special circumstances require an extension of time for processing; in which case, a decision shall be rendered as soon as possible, but not later than 120 days after receipt of a request for review. The decision on review by a named fiduciary shall be in writing and shall include specific reasons for the decision, written in a manner calculated to be understood by the claimant, and specific references to the pertinent Plan provisions on which the decision is based.

Section 22. Transfers to Suspended Status.

Any Eligible Employee who becomes ineligible for the Plan because of a change in employment status (including a transfer to a Related Employer that has not adopted the Plan) shall become a Suspended Participant. While a Suspended Participant he shall continue to be granted service under the Plan to the extent necessary but shall not share in any Regular Employer Contributions (except to the extent of his Compensation earned prior to the date he became ineligible), nor shall he be permitted to make rollover contributions or any Enrollment Designation for 401(k) Contributions. Except as provided in the following sentence, his Account shall continue to be adjusted for earnings or losses of the Trust Fund in accordance with Section 8. The Committee may, in its discretion, transfer the Account of a Suspended Participant who became a Suspended Participant as a result of his employment with Worthington Industries, Inc. (or any other Affiliate) to the Worthington Industries, Inc. Profit Sharing Plan (or such other Affiliate’s profit sharing plan).

If the Company contributes to a union pension plan for the benefit of any Eligible Employee or if the union has bargained not to be covered by this Plan, from the date of such coverage or bargaining, such employee shall not be eligible to participate in this Plan and shall not be entitled to share in Regular Employer Contributions to this Plan (except to the extent of his Compensation earned prior to the date he became ineligible).

Section 23. Miscellaneous.

23.1. Right to Terminate. The right of the Company to terminate the employment of any of their employees shall not in any way be affected by the employees’ participation in this Plan.

23.2. Merger, etc. In case of any merger or consolidation with, or transfer of assets or liabilities to, any other Plan, each Participant in the Plan must (if this Plan then terminated) be eligible to receive a benefit immediately after the merger, consolidation or transfer which is equal to or greater than the benefit he would have been entitled to receive immediately before the merger, consolidation or transfer (if the Plan then terminated).

23.3. Named Fiduciaries. The named fiduciaries of this Plan shall be the Committee and the Company.

23.4. Limitation on Reversion of Contributions. Except as provided in paragraphs (a) through (b) below, all contributions made under the Plan shall be held for the exclusive benefit of Participants and their Beneficiaries and may not revert to the Company.

(a) In the case of a contribution made by the Company based upon a mistake of fact, such contribution may be returned to the Company within one year after it was contributed to the Plan. Earnings attributable to the mistaken contribution may not be returned to the Company, but losses attributable thereto must reduce the amounts to be returned.

(b) In the case of a contribution conditioned upon its deductibility under Code Section 404, to the extent the deduction is disallowed, the amount disallowed may be returned to the Company within one year after the disallowance. Earnings attributable to the nondeductible contributions may not be returned to the Company, but losses attributable thereto must reduce the amounts to be returned.

23.5. Other. Wherever used in this Plan the masculine pronoun refers to both men and women.

23.6. Direct Transfers. The Committee may elect to accept direct or indirect transfers [within the meaning of Code Section 401(a)(11)] from another qualified plan. Transfers may be allocated to a separate account established by the Committee. To the extent required by Code Section 411(d)(6), the Plan shall preserve the forms of benefits relating to that portion of a Participant’s Account acquired in a direct or indirect transfer and shall specify such forms as an amendment or attachment to the Plan. A Participant’s administrative elections, including beneficiary designations and salary deferral elections made while a participant in the transferor plan, shall be deemed by the Committee to be made under the Plan and shall continue to remain in effect unless modified by the Participant.

23.7. Uniformed Services Employment and Reemployment Rights Act. Effective as of December 12, 1994, notwithstanding any provisions of this Plan to the contrary, contributions, benefits and years of service with respect to Qualified Military Service will be provided in accordance with Code Section 414(u).

23.8. Qualified Transportation Fringe Compensation. To the extent that any provision of the Plan directly or indirectly references the definition of “compensation” set forth in either Section 415(c)(3) or Section 414(s)(2) of the Code, and such provision provides that certain deferred compensation pursuant to Section 415(c)(3)(D) of the Code or Section 414(s)(2) of the Code will be included in the definition of “compensation”, then effective for Plan Years or Limitation Years beginning on and after January 1, 2001, the amount of compensation determined pursuant to such provision will include elective amounts that are not includible in the gross income of the Participant by reason of Section 132(f)(4) of the Code. To the extent that the definition of “compensation” which is used for the purpose of determining a Participant’s allocation under the Plan includes in such definition certain deferred compensation described in either Section 414(s)(2) or 415(c)(3)(D) of the Code, effective for Plan Years beginning on and after January 1, 2001, the amount of compensation determined pursuant to such provision will include elective amounts that are not includible in the gross income of the Participant by reason of Section 132(f)(4) of the Code.

23.9. Mistakes or Misstatements. In the event of a mistake or a misstatement as to any item of such information as is furnished pursuant to the terms of the Plan which has an effect on the amount of benefits to be paid under the Plan, or, in the event of a mistake or misstatement as to the amount of payments to be made to a person entitled to receive a benefit under the Plan, the Committee shall cause such amounts to be withheld or accelerated, as shall in its judgment accord to such person the payment to which he is properly entitled under the Plan.

Section 24. Top-Heavy Plan Contingencies.

24.1 Definitions. If, for any Plan Year, the Plan is a Top Heavy Plan, the provisions of Section 24.3 will be applicable. For the purpose of this section, to the extent necessary, the term “Employer” includes an Affiliate other than an Employer and the term “Employee” includes an employee of an Affiliate other than an Employee of the Employer. The following definitions are applicable to this Section 24.1.

(a) Key Employee: An Employee or former Employee who at any time during the Plan Year that includes the Determination Date is (i) an officer of the Employer with annual compensation exceeding $130,000 [as adjusted in accordance with Code Section 417(i)(1)(A)]; (ii) a 5% owner of the Employer; or (iii) a 1% owner of the Employer who has annual compensation of more than $150,000. For purposes of this section, “annual compensation” means compensation as defined in Code Section 415(c)(3). The determination of who is a Key Employee will be made in accordance with Code Section 416(i)(1) and the regulations thereunder.

(b) Non-Key Employee: An Employee or former Employee of the Employer who is not a Key Employee. The Beneficiary of a Non-Key Employee will be treated as a Non-Key Employee, and the Beneficiary of a former Non-Key Employee will be treated as a former Non-Key Employee.

(c) Determination Date: For all Plan Years subsequent to the first Plan Year, the last day of the preceding Plan Year; but for the first Plan Year, the last day of such Plan Year.

(d) Permissive Aggregation Group: The Required Aggregation Group of plans plus any other plan or plans of the Employer that, when considered as a group with the Required Aggregation Group, would continue to satisfy the requirements of Code Sections 401(a)(4) and 410.

(e) Required Aggregation Group: (i) Each qualified plan of the Employer in which at least one Key Employee participates or participated at any time during the Plan Year containing the Determination Date and the four preceding Plan Years (regardless of whether the Plan has terminated); and (ii) any other qualified plan of the Employer that enables a plan described in (i) of this paragraph (e) to meet the requirements of Code Sections 401(a)(4) or 410.

(f) Top Heavy Plan: The Plan, if in any Plan Year it is top heavy as set forth in Section 24.2.

(g) Top Heavy Compensation: Top Heavy Compensation means “compensation” as defined in Code Section 415(c)(3) and Treasury Regulation 1.415(2)(d)(11)(i) for Limitation Years beginning prior to January 1, 1998, taking into consideration Code Section 414(q)(4)(B).

24.2 Top Heavy Status. The Plan and any other plans aggregated with it will become top heavy pursuant to this Section 24.2 as of the Determination Date if the present value of accrued benefits of Key Employees is more than 60% of the sum of the present value of accrued benefits of all Employees. In the case of more than one plan which is to be aggregated with the Plan, the present value of the accrued benefits of employees in such plan is first determined separately for each plan as of each plan’s determination date. The plans will then be aggregated by adding the results of each plan as of the determination dates for such plans that fall within the same calendar year. The combined results will indicate whether the plans are top heavy. For the purpose of determining the present value of the accrued benefits of an Employee (a) the present value of accrued benefits of the Employee will be increased by the aggregate distributions made with respect to such Employee during the period specified in the third paragraph of this Section 24.2 below that ends on the Determination Date; (b) the accrued benefits of former Key Employees will not be taken into account; and (c) the accrued benefits of Employees who have not performed services at any time during the one-year period ending on the Determination Date for the Employer maintaining the Plan will not be taken into account.

Notwithstanding the foregoing, if the Plan is aggregated for top heavy purposes with a defined benefit plan, the present value of accrued benefits will be determined, for the Plan and for such other plan, by using the interest rate and mortality assumptions contained in such other plan. If a Required or Permissive Aggregation Group includes two or more defined benefit plans (i) the same actuarial assumptions will be used with respect to all such plans and must be specified in such plans; and (ii) the accrued benefits of Non-Key Employees will be determined under a uniform accrual method or, where there is no such method, as if such benefit accrued not more rapidly than the slowest rate of accrual permitted under the fractional rule of Code Section 411(b)(1)(C).

The present value of accrued benefits as of the Determination Date for any applicable Employee or former Employee is the sum of (A) the applicable Employee’s Account as of the most recent valuation date occurring within a 12-month period ending on the Determination Date; (B) an adjustment for contributions due as of the Determination Date; and (C) the aggregate distributions made with respect to such individual under the Plan (or a terminated plan that would be required to be aggregated for the purpose of this Section 24.2) during the one-year period ending on the Determination Date for distributions other than in-service distributions, and during the five-year period ending on the Determination Date for in-service distributions. For a profit sharing plan, the adjustment in (B) is generally the amount of contributions actually made after the Valuation Date but on or before the Determination Date.

In determining whether the Plan is top heavy, it must be aggregated with each plan included in the Required Aggregation Group. In addition, the Employer may aggregate plans included in the Permissive Aggregation Group.

Notwithstanding the foregoing, the Plan shall not be treated as a Top Heavy Plan in any Plan Year beginning on or after January 1, 2002, in which the Plan consists solely of (I) a cash or deferred arrangement that meets the requirements of Section 401(k)(12) of the Code; and (II) matching contributions that comply with Section 401(m)(11) of the Code.

24.3 Minimum Contributions. For each Plan Year in which the Plan is top heavy, each Participant who is a Non-Key Employee and who is employed on the last day of the Plan Year (including a Participant who was not credited with at least 1,000 Hours of Service in the Plan Year) is required to receive an annual allocation of Employer contributions (disregarding Social Security benefits) equal to at least 3% of his Top Heavy Compensation; provided that, if the largest percentage of Top Heavy Compensation allocated to a Key Employee [including all 401(k) Contributions allocated for the benefit of a Key Employee] for a Plan Year is less than 3%, such percentage will be substituted for 3%. Such amount will be referred to in this Section 24.3 as the “top heavy minimum contribution.” For each year in which the Employer maintains a defined benefit plan in addition to the Plan, the requirements of this paragraph will be satisfied for all Non-Key Employees who participate in both plans by providing each Non-Key Employee with the 2% minimum annual benefit provided under the top heavy provisions of the defined benefit plan. For each year in which the Employer maintains another defined contribution plan in addition to the Plan, the minimum benefit described in this paragraph may be provided for Non-Key Employees who participate in both plans by such other defined contribution plan, or the Plan, as elected by the Plan Administrator.

For each Plan Year in which the Plan is required to provide the top heavy minimum contribution, the Employer will contribute to the Account of each Non-Key Employee required to receive an allocation pursuant to the previous paragraph an amount equal to the difference between the amount necessary to provide such Non-Key Employee with the top heavy minimum contribution for such year and the amount previously allocated to such Non-Key Employee’s Account consisting of Employer contributions (other than elective contributions under a qualified cash or deferred arrangement) for such year.

Section 25. Definitions.

“Account” shall mean the account or accounts maintained for Participants in accordance with the provisions of Section 7 hereof and shall include, as appropriate, a Regular Employer Contribution Account for amounts arising from Regular Employer Contributions, an After-Tax Voluntary Account for amounts arising from After-Tax Voluntary Contributions, a Qualified Rollover Account for amounts arising from Qualified Rollover Contributions from other qualified plans, a Flex Rollover Account for amounts arising from Flex Rollover Contributions from the Company’s Flexible Benefit Plan, a 401(k) Account for amounts arising from 401(k) Contributions, a Matching Contribution Account for amounts arising from Matching Contributions, and any other account that, in the opinion of the Committee, is necessary for the administration of the Plan.

“Active Employer Contribution Participant” shall mean an Active Participant who has met the eligibility requirements set forth in Section 1.1 for Matching Contributions and Regular Employer Contributions.

“Active Participant” shall mean any Eligible Employee who has become a Participant and who has not terminated his employment or become a retired, disabled, deceased or Suspended Participant.

“Affiliate” shall mean any other employer which, together with the Company, is a member of: (a) a controlled group of corporations or of a commonly controlled trade or business, as defined in Code Sections 414(b) and (c), and for the purpose of Section 9.1(b), as modified by Code Section 415(h); (b) an affiliated service group as defined in Code Section 414(m); or (c) any other organization described in Code Section 414(o).

“After-Tax Voluntary Account” shall mean the Account to which a Participant’s After-Tax Voluntary Contributions are allocated.

“After-Tax Voluntary Contribution” shall mean after-tax contributions to the Plan made by a Participant pursuant to Section 4.

“Annual Additions” means the sum of the following amounts for a Limitation Year:

(a) Regular Employer Contributions, Section 401(k) Contributions, Matching Contributions and Flex Rollover Contributions allocated to a Participant’s Account;

(b) amounts allocated after March 31, 1984 to an individual medical account, as defined in Code Section 415(l)(2), which is part of a pension or annuity plan maintained by the Company;

(c) amounts derived from contributions paid or accrued after December 31, 1985 in taxable years ending after such date which are attributable to postretirement medical benefits allocated to the separate Account of a “key employee” [as defined in Section 416(i) of the Code] under a welfare benefit fund [as defined in Section 419(e) of the Code] maintained by the Company. The amounts described under this paragraph (c) will not be subject to the 25% of compensation limit provided in Section 9.1;

(d) amounts consisting of employer contributions (including elective deferral contributions), employee after-tax contributions or forfeitures allocated to any other defined contribution plan or simplified employee pension (other than a salary reduction simplified employee pension) of the Company or an Affiliate to which the Participant is or was a participant and which is required to be aggregated in accordance with Code Section 415.

In determining (a) above, any excess amount determined in accordance with Section 9.1 that is applied to reduce Regular Employer Contributions in a Limitation Year will be considered an Annual Addition for the year in which such contribution is applied.

The amounts described in (a) and (d) above will include amounts treated as “excess deferrals” within the meaning of Treasury Regulation 1.402(g)-1(e)(1)(iii) [unless distributed in accordance with Treasury Regulation 1.402(g)-1(e)(2) or (3)], “excess contributions” within the meaning of Treasury Regulation 1.401(k)-1(g)(7) or “excess aggregate contributions” within the meaning of Treasury Regulation 1.401(m)-1(f)(8) for a Limitation Year.

Annual Additions shall not include catch-up contributions deferred by the Participant in accordance with Section 414(v) of the Code.

Effective for Limitation Years commencing on and after July 1, 2007, restorative payments that are used to restore losses to the Plan resulting from actions by a fiduciary for which there is a reasonable risk of liability for breach of fiduciary duty under Title I of ERISA or under other applicable federal or state law, where Plan Participants who are similarly situated are treated similarly with respect to the payments, are not treated as Annual Additions.

“Beneficiary” shall mean the individual, individuals, trust or other person or entity designated by the Participant under the terms of Section 11, or determined in accordance with Section 11, to receive the death benefit payable under the Plan.

“Code” shall mean the Internal Revenue Code of 1986, as may be amended from time to time, and corresponding provisions of future federal internal revenue codes and, where applicable, the regulations issued thereunder.

“Committee” shall mean the Committee set forth in Section 17 of this Plan.

“Company” shall mean TWB Company, LLC.

“Compensation” shall include wages for the Plan Year paid to the Participant by the Company, as defined in Code Section 3401(a), for the purposes of income tax withholding at the source plus all other payments of compensation which the Company is required to report on Form W-2. Compensation will be determined without regard to (a) any reduction in compensation resulting from participation in a Section 401(k) cash or deferred arrangement or any arrangement pursuant to Section 125, Section 402(h), Section 403(b), Section 414(h)(2) or Section 457 of the Code, and Section 132(f)(4) of the Code; and (b) any rules that limit remuneration included in wages based on the nature or location of employment or services performed, provided Compensation paid by the Company during any Plan Year in excess of the limit set forth in Code Section 401(a)(17)(A), as adjusted by Code Section 401(a)(17)(B), will be excluded.

For purposes of a Participant’s first Plan Year of eligibility, only Compensation paid to the Participant while an employee and after the Entry Date on which he begins to participate in the Plan will be considered for purposes of determining contributions to the Plan.

Effective on and after January 1, 2003, notwithstanding anything in the Plan to the contrary, for the purpose of Section 8.1, Compensation shall include a Participant’s base pay, any profit sharing or bonus payment includable into taxable income in the year paid, overtime and commissions.

With respect to Compensation paid in Plan Years beginning on or after July 1, 2007, a 401(k) Contribution cannot be made with respect to amounts that are not treated as compensation under Section 9.1. With respect to Compensation paid in Plan Years beginning on or after July 1, 2007, Compensation shall not include amounts otherwise includible in the definition of Compensation which are not paid to the Participant by the later of 2 1⁄2 months after “severance from employment” [within the meaning of Treasury Regulation 1.415(a)-1(f)(5)] from the Company or the end of the Limitation Year that includes the date of severance from employment from the Company. Notwithstanding the foregoing, Compensation shall in no event include severance payments paid after a Participant’s severance from employment.

Effective for amounts paid after December 31, 2008, Compensation shall include Differential Wage Payments. For this purpose, “Differential Wage Payments” means any payment which: (a) is made by the Company to a Participant while the Participant is performing services in the uniformed services while on active duty for a period of more than thirty (30) days; and (b) represents all or a portion of the wages the Participant would have received from the Company if the Participant was performing services for the Company.

“Continuous Year of Service” shall mean any 12–month period of continuous employment of a Participant, measuring from his Employment Commencement Date or any anniversary thereof, determined in accordance with procedures established by the Committee. Continuous Years of Service shall be used for purposes of determining a Participant’s eligibility for retirement and shall include periods of contiguous service while an ineligible employee.

“Eligible Employee” shall mean any person who is classified by the Company as an employee of the Company, excluding any employee covered by a collective bargaining agreement that does not provide for coverage under the Plan.

“Employment Commencement Date” shall mean the date on which the employee first performs an Hour of Service for the Company or a Related Employer or performs an Hour of Service after a One-Year Break in Service.

“Enrollment Designation” shall mean an agreement, on a form or method prescribed by the Committee between a Participant and his Company providing for reduction of the Participant’s Compensation and the making of 401(k) Contributions to the Plan on behalf of such Participant.

“Entry Date” shall mean each March 1, June 1, September 1 or December 1.

“Flex Rollover Account” shall mean the account into which Flex Rollover Contributions are allocated.

“Flex Rollover Contributions” shall mean those contributions set forth in Section 5 of the Plan.

“401(k) Account” shall mean the Account to which 401(k) Contributions are credited.

“401(k) Contributions” shall mean the contributions made for the benefit of Participants pursuant to Section 3 hereof. Except for occasional, bona fide administrative considerations, the deferral of 401(k) Contributions cannot precede the performance of services with respect to which the contributions are made, or when the compensation subject to the deferral is paid, if earlier (such as in the case of a signing bonus). In addition, a 401(k) Contribution can only be made with respect to amounts that are not currently available to the Participant on the date of the election.

“401(k) Participant” shall mean a Participant who is eligible to make an Enrollment Designation to elect to defer 401(k) Contributions to the Plan.

“Highly-Compensated Employee” means any employee of the Company who: (a) is a “5% Owner,” as such term is defined by Code Section 414(q)(3) and applicable regulations thereunder, at any time during the current Plan Year or preceding Plan Year; or (b) received “compensation,” as such term is defined by Code Section 414(q)(7) and applicable regulations thereunder in excess of $105,000 (as adjusted) for the preceding Plan Year.

“Hour of Service” shall mean an hour calculated as follows:

(a) An employee shall receive an Hour of Service for each hour for which he is paid, or entitled to payment, for the performance of duties for the Company or a Related Employer. These hours shall be credited to the computation period in which the duties are performed.

(b) An employee shall receive an Hour of Service for each hour for which he is paid, or entitled to payment, by the Company on account of a period of time during which no duties are performed (irrespective of whether the employment relationship has terminated) due to vacation, holiday, illness, incapacity (including disability), layoff, jury duty, military duty or leave of absence. No more than 501 Hours of Service shall be credited under this paragraph for any single continuous period (whether or not such period occurs in a single computation period). Hours under this paragraph and paragraph (c) shall be calculated and credited pursuant to Section 2530.200b-2 of the Department of Labor Regulations which is incorporated herein by reference.

(c) An employee shall receive an Hour of Service for each hour for which back pay, irrespective of mitigation of damages, is either awarded or agreed to by the Company. The same Hours of Service shall not be credited both under paragraph (a) or paragraph (b), as the case may be, and under this paragraph (c). These hours shall be credited to the employee for the computation period to which the award or agreement pertains rather than the computation period in which the award, agreement or payment is made.

(d) Employees not compensated on an hourly basis shall be credited with the number of Hours of Service for eligibility purposes in accordance with the following table:

If his normal payroll period is:	He shall be credited with:
Weekly	45 Hours of Service
Bi-Weekly	90 Hours of Service
Semi-Monthly	95 Hours of Service
Monthly	190 Hours of Service

If any payroll period extends beyond one computation period, all Hours of Service for such payroll period shall be credited to the computation period in which such payroll period ends.

(e) An Employee shall receive an Hour of Service for all prior periods of Qualified Military Service.

“Inactive Participant” shall mean a Participant whose employment terminated and who is entitled to, but has not yet commenced to, receive benefits in accordance with the provisions of Sections 13 and 14.

“Limitation Year” shall mean the Plan Year.

“Normal Retirement Age” shall mean age 65.

“One-Year Break in Service” shall mean an Eligibility Computation Period during which the Participant does not complete more than 500 Hours of Service.

“Participant” shall include any employee who has met all the requirements of the Plan and shall include an Active Participant, an Inactive Participant, a retired Participant, a disabled Participant, a deceased Participant or a Suspended Participant.

“Plan Year” shall mean the fiscal year of the Plan which ends December 31.

“Qualified Military Service” means any service in the “uniformed services” (as defined in Chapter 43 of Title 38 of the United States Code) by an Employee relating to reemployment initiated on or after December 12, 1994, if such Employee is entitled to reemployment rights under such chapter with respect to such service.

“Qualified Rollover Account” shall mean the Account to which Qualified Rollover Contributions are allocated.

“Qualified Rollover Contributions” shall mean those contributions made by a Participant through rollovers (directly or indirectly) from other qualified plans as provided in Section 6.

“Regular Employer Contribution” shall mean contributions to the Plan made pursuant to Section 2 hereof.

“Regular Employer Contribution Account” shall mean the Account established pursuant to Section 7 of the Plan to hold the Regular Employer Contributions allocated to Participants.

“Related Employer” shall mean the Company, an Affiliate thereof or Worthington Industries, Inc. or any affiliate of Worthington Industries, Inc or joint venture with 45% or more interest owned by Worthington Industries, Inc. or an Affiliate of Worthington Industries, Inc.

“Suspended Participant” shall mean a previously active Participant who is still working for the Company (or a related company or operating division) which has not adopted the Plan and who has not incurred a One-Year Break in Service.

“Trust” or “Trust Fund” shall mean the amounts held by the Trustee of the Plan.

“Trustee” shall mean the entity appointed by the Company to hold the Trust.

“Year of Eligibility Service” shall mean an Eligibility Computation Period during which the employee has completed at least 1,000 Hours of Service as an employee of the Company or of an Affiliate. The Eligibility Computation Period for each employee shall be the 12-month period beginning on the employee’s Employment Commencement Date or the annual anniversary thereof. The employee will not be credited with the Year of Eligibility Service until the end of the Eligibility Computation Period in which at least 1,000 Hours of Service are completed.

IN WITNESS WHEREOF, the undersigned has caused this Plan to be executed, effective as set forth above, by its duly authorized officer this 30th day of December, 2009.

TWB COMPANY, LLC

By:	Mike Lowrey
Print Name: Mike Lowrey
Its:	Vice President & C.F.O.

Appendix A

Roth 401(k) Contributions

Effective on and after January 1, 2010, a 401(k) Participant may make Roth 401(k) Contributions through an Enrollment Designation on the same basis as the 401(k) Participant can make 401(k) Contributions. Roth 401(k) Contributions made by a Participant shall be allocated to the Participant’s Roth 401(k) Contribution Account. A 401(k) Participant’s Roth 401(k) Contribution Account will generally be treated by the Plan in the same manner as such person’s 401(k) Contribution Account. Notwithstanding the foregoing, all salary deferral contributions made as a condition of participation in the Plan (i.e., “automatic enrollment” contributions) shall be made by a Participant as 401(k) Contributions.

Roth 401(k) Contributions made by an 401(k) Participant in a Plan Year or calendar year shall be aggregated with such person’s 401(k) Contributions for the purpose of determining the limitations set forth in Sections 3.1, 9.1, 9.2 and 9.3. Should an excess contribution occur as a result of the application of any such section, the Committee may create an ordering rule as to in what order the Participant’s Roth 401(k) Contributions are to be distributed.

An Active Participant or an Eligible Employee may make Qualified Rollover Contributions consisting of Roth 401(k) Contributions from another eligible retirement plan on the same basis as such person may make other Qualified Rollover Contributions, except that all Qualified Rollover Contributions which consist of Roth 401(k) Contributions are required to be placed in a separate Roth Qualified Rollover Contribution Account.

A Participant may make a withdrawal from his Roth 401(k) Contribution Account and Roth Qualified Rollover Contribution Account on the same basis as the Participant may make a withdrawal of the Participant’s 401(k) Contribution Account and Roth Qualified Rollover Contribution Account when permitted by and in accordance with Sections 14.1, 15.1, 15.2, 15.3, 15.4 and 15.5. The Committee may create an ordering rule as to in what order Roth 401(k) Contributions are to be distributed in accordance with each section.

For the purpose of this appendix, Roth 401(k) Contributions are a contributions of a portion of a 401(k) Participant’s Compensation to the Plan which are made by the 401(k) Participant pursuant to an Enrollment Designation which is included in such person’s federal income tax when made, is made in accordance with Section 402A, and is irrevocably designated as Roth 401(k) Contributions at the time made.